Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Second Quarter 2009 Results

Solid Gross Margin, Cost Savings Contribute to Better-Than-Expected Bottom Line

New York, NY, August 21, 2009 – Ann Taylor Stores Corporation (NYSE: ANN) today reported results for the second quarter of fiscal 2009, ended August 1, 2009, which reflected a solid gross margin rate, significant expense savings and better-than-anticipated sales at LOFT.

The Company reported earnings per diluted share of $0.06 in the second quarter of 2009, excluding after-tax restructuring charges of $21.6 million, compared with earnings per diluted share of $0.53 in the second quarter of 2008, excluding after-tax restructuring charges of $2.0 million. On a GAAP basis, including the aforementioned restructuring charges, loss per diluted share was $0.32 in the second quarter of 2009, compared with earnings per diluted share of $0.50 in the second quarter of 2008.

Commenting on the results, Ann Taylor President and Chief Executive Officer Kay Krill stated, “During the quarter, we continued to be very disciplined in managing our business, with a relentless focus on keeping our inventories clean, controlling expenses and maximizing gross margin dollars. This strategy served us well, and with better-than-expected sales at LOFT and the ongoing benefit of our cost savings initiatives, we were able to deliver a bottom line result that was ahead of our expectations. In addition, I am pleased with the Company’s strong financial position, including the increase in cash on hand since fiscal year-end.

“We are entering the third quarter with a very healthy mix of inventory at both brands that is highly penetrated in new, fresh product for Fall selling. LOFT began the season with a compelling offering of the feminine, casual styles at great value that we are known for, and at Ann Taylor we have begun to flow product into the stores that represents our new brand positioning, with a full Fall lineup expected in stores at the end of the month. Overall, we have strategically positioned our Fall merchandise receipt plans conservatively, with an emphasis on preserving gross margin in a soft consumer spending environment that is expected to continue to affect our top line.”

Fiscal Second Quarter Results

Net sales for the second quarter of fiscal 2009 were $470.2 million, compared with net sales of $592.3 million in the second quarter of fiscal 2008. By division, net sales at Ann Taylor were $108.9 million in the second quarter of 2009, compared with net sales of $185.7 million in the second quarter of 2008. At LOFT, net sales were $250.5 million in the second quarter of 2009, compared with net sales of $299.1 million in the second quarter of 2008.

Comparable store sales for the quarter declined 22.5% versus the prior year. At Ann Taylor, comparable store sales declined 38.0%, reflecting the continued impact of the economy on the women’s apparel sector and the final few months of the Spring product assortment, which was not reflective of the brand’s new direction. At LOFT, comparable stores sales declined 15.4%.

Gross margin, as a percentage of sales, was 52.4%, equivalent to the gross margin rate achieved in the second quarter of 2008. This solid gross margin performance reflected the success of the Company’s strategy to conservatively position inventory levels and an improved performance at LOFT, partially offset by aggressive promotional activity at Ann Taylor to clear through Spring inventories in advance of the Fall product launch.

Selling, general and administrative expenses for the second quarter of 2009 declined by approximately $20.3 million, or approximately 8% versus year-ago, to $240.0 million, relative to a 2% decline in square footage for the quarter. This significant decline in expenses reflected restructuring program savings, as well as continued aggressive management of expenses.

During the quarter, the Company recorded a pre-tax restructuring charge of $31.1 million, associated with its previously announced strategic restructuring program, compared with pre-tax restructuring charges totaling $3.1 million in the second quarter of 2008. Of these pre-tax second-quarter restructuring charges, approximately $21 million were costs associated with the optimization of our real estate portfolio and approximately $10 million were costs associated primarily with the further streamlining of the organization.

Excluding restructuring charges, the Company reported operating income of $6.0 million for the quarter, compared with operating income of $49.7 million in the second quarter of 2008. On the same basis, the Company reported net income in the quarter of $3.6 million, or $0.06 per diluted share, compared with net income of $31.2 million, or $0.53 per diluted share, in the second quarter of 2008.

On a GAAP basis, the Company reported an operating loss of $25.2 million in the second quarter of 2009, compared with operating income of $46.5 million in the second quarter of 2008. On the same basis, the Company reported a net loss of $18.0 million, or $0.32 per diluted share, in the second quarter of 2009, compared with net income of $29.3 million, or $0.50 per diluted share, in the second quarter of 2008.

The Company ended the second quarter with $129 million in cash and cash equivalents, excluding the benefit of $75 million of borrowings outstanding under its revolving credit facility. During the quarter, the Company paid down $50 million on its revolving credit facility.

Total inventory per square foot at the end of the second quarter of 2009 was down 28% versus year-ago, reflecting a 30% decline at Ann Taylor and a 30% decline at LOFT.

During the second quarter of 2009, the Company opened two LOFT stores, one Ann Taylor Factory store and one LOFT Outlet store and closed three Ann Taylor stores and seven LOFT stores. The total store count at the end of the second quarter was 933, comprised of 315 Ann Taylor stores, 508 LOFT stores, 92 Ann Taylor Factory stores and 18 LOFT Outlet stores.

During the first quarter of 2009, the Company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, which required recasting of earnings per share data in prior periods to conform to current periods. The Company indicated that there was minimal impact from this accounting change in the 2008 and 2009 second quarter and first half periods.

First-Half Fiscal 2009 Results

Net sales for the first six months of fiscal 2009 were $897 million, compared with net sales of $1,184 million in the first half of fiscal 2008. By division, net sales at Ann Taylor were $216.3 million in the first half of 2009, compared with net sales of $383.3 million in the first half of 2008. At LOFT, net sales were $473.8 million in the first half of 2009, compared with net sales of $594.1 million in the first half of 2008.

Comparable store sales for the first half of 2009 declined 26.6%, with a 40.4% decline at Ann Taylor and a 19.8% decline at LOFT.

Gross margin, as a percentage of net sales, increased 1.1 margin points to 53.9% in the first half of 2009, compared to the first half of 2008. Selling, general and administrative expenses declined by approximately $51.7 million, or nearly 10% versus year-ago, to $478.8 million in the first half of 2009, relative to a square footage decline of 2%.

During the first six months of 2009, the Company recorded pre-tax restructuring charges totaling $32.1 million, compared with $6.9 million in the first six months of 2008. On an after-tax basis, restructuring charges totaled $22.4 million, or $0.40 per diluted share, in the first six months of 2009, compared with restructuring charges of $4.3 million, or $0.07 per diluted share, in the first six months of 2008.

Excluding the aforementioned pre-tax restructuring costs, operating income in the first half of 2009 was $4.2 million, compared with operating income of $94.6 million in the first half of 2008. On a GAAP basis, including restructuring costs, operating loss in the first half of 2009 was $27.9 million, compared with operating income of $87.7 million in the first half of 2008.

Net income, excluding the aforementioned after-tax restructuring charges, totaled $2.1 million, or $0.04 per diluted share, in the first six months of 2009, compared with net income of $59.4 million, or $1.00 per diluted share, for the first six months of 2008. On a GAAP basis, including restructuring costs, net loss for the first half of 2009 was $20.3 million, or $0.36 per diluted share, compared with net income of $55.1 million, or $0.93 per diluted share, for the first half of 2008.

Strategic Restructuring Program Update

On July 30, 2009, the Company updated expectations related to its strategic restructuring program. The program is expected to generate total ongoing annualized savings of $125 million over the 2008-2010 period. Of these, approximately $40 million in savings were realized in fiscal 2008, an incremental $60 million is expected to be generated in fiscal 2009, and the remainder is expected in fiscal 2010.

Costs for the multi-year program are expected to total $130-140 million, of which approximately $80 million are expected to be non-cash costs and $50-60 million are expected to be cash costs. Approximately $124 million of these program costs have already been incurred as of the second quarter of 2009.

Third-Quarter and Fiscal 2009 Outlook

The Company will continue to manage the business conservatively through the current environment, with an ongoing focus on maximizing gross margin dollar performance and tightly managing inventories and expenses, while investing prudently in marketing initiatives for both Ann Taylor and LOFT throughout the remainder of fiscal 2009.

For the third quarter, the Company expects a slight sequential improvement in both total sales and gross margin rate performance from the levels achieved in the second quarter of 2009. Selling, general and administrative expenses in the third quarter are estimated to be approximately $250 million, with the sequential increase versus the second quarter of 2009 primarily reflecting an incremental marketing investment of approximately $10 million in support of the new Fall product launch at both divisions.

For the full year, the Company provided the following outlook:

-	Given the macro environment and the particular impact it has had on the aspirational luxury sector and professional working women, the Company expects sales to continue to be under pressure for the year. Notwithstanding this outlook, the Company expects to show comparable store sales improvement at both brands in the second half of 2009, compared with the first half of fiscal 2009.

-	Total square footage is expected to decline approximately 3.6% at year-end, reflecting the impact of the 53 stores planned for closure in fiscal 2009 under the Company’s restructuring program, partially offset by the opening of 14 new stores.

-	Gross margin rate for the year is expected to improve versus year-ago, due to continued aggressive inventory management, improved product at both brands, and the expectation of a gradual return to more rational promotional activity in the sector over the course of 2009.

-	For the year, the Company expects to generate an incremental $60 million in ongoing annualized savings from its strategic restructuring program. Total restructuring costs for 2009 are estimated to be approximately $30-35 million.

-	Selling, general and administrative expenses are expected to be below year-ago, reflecting restructuring savings and an ongoing focus on cost reduction.

-	Capital expenditures are expected to total approximately $35 million for the year.

-	The Company will continue to focus on maintaining a healthy balance sheet and expects to achieve a year-end cash position in excess of its fiscal second quarter 2009 cash position.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 933 Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of August 1, 2009, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Pirro	Larry Rand
Director, Investor Relations	Kekst and Company Incorporated
Ann Taylor Stores Corporation	212-521-4834
212-541-3300 ext. 3598

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	general economic conditions and the current financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•

continuation of lowered levels of consumer spending, changes in levels of store traffic, lowered levels of consumer confidence and higher levels of unemployment resulting from the worldwide economic downturn;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	the Company’s ability to realize deferred tax assets and the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels;

•

the Company’s ability to manage the profitability of its existing stores, effectively renew or re-negotiate the terms of existing store leases, or locate new store sites or negotiate favorable lease terms for additional stores;

•	risks associated with the bankruptcy or significant deterioration of one or more of our major national retail landlords;

•	the Company’s ability to predict accurately client fashion preferences;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the imposition of legislation relating to import quotas or other possible trade law or import restrictions;

•

risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured and supplier inability to obtain adequate credit or access to liquidity to finance operations;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months Ended August 1, 2009 and August 2, 2008

(unaudited)

	Quarters Ended		Six Months Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Net sales	$470,229	$592,315	$896,976	$1,183,978
Cost of sales	224,056	282,113	413,945	558,851

Gross margin	246,173	310,202	483,031	625,127
Selling, general and administrative expenses	240,208	260,552	478,819	530,521
Restructuring charges	31,128	3,146	32,092	6,868

Operating (loss)/income	(25,163)	46,504	(27,880)	87,738
Interest income	291	469	564	1,261
Interest expense	1,031	277	1,810	701

(Loss)/income before income taxes	(25,903)	46,696	(29,126)	88,298
Income tax (benefit)/provision	(7,899)	17,446	(8,808)	33,151

Net (loss)/income	$(18,004)	$29,250	$(20,318)	$55,147

Earnings per share:
Basic (loss)/earnings per share	$(0.32)	$0.50	$(0.36)	$0.93

Weighted average shares outstanding	56,775	57,262	56,662	58,419

Diluted (loss)/earnings per share	$(0.32)	$0.50	$(0.36)	$0.93

Weighted average shares outstanding assuming dilution	56,775	57,443	56,662	58,610

Number of stores open at beginning of period	939	941	935	929
Number of stores opened during period	4	23	13	48
Number of stores closed during period	(10)	(5)	(15)	(18)

Number of stores open at end of period	933	959	933	959

Number of stores expanded/relocated during period *	—	3	1	8

Total store square footage at end of period (000’s)	5,486	5,609

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

August 1, 2009, January 31, 2009 and August 2, 2008

(unaudited)

	August 1,	January 31,	August 2,
	2009	2009	2008
Assets	(in thousands)
Current assets
Cash and cash equivalents	$203,986	$112,320	$107,799
Short term investments	5,692	—	—
Accounts receivable	21,787	14,081	22,825
Merchandise inventories	169,857	173,447	241,435
Deferred income taxes	18,279	25,422	28,012
Refundable income taxes	1,602	35,270	—
Prepaid expenses and other current assets	61,249	63,056	68,542

Total current assets	482,452	423,596	468,613
Property and equipment, net	428,835	469,687	560,381
Goodwill	—	—	286,579
Deferred financing costs, net	1,124	1,275	1,446
Deferred income taxes	57,013	53,253	19,431
Other assets	7,197	12,628	14,812

Total assets	$976,621	$960,439	$1,351,262

Liabilities and Stockholders’ Equity
Current liabilities
Trade notes and accounts payable	$64,995	$109,205	$109,390
Credit facility	75,000	—	—
Accrued salaries and bonus	35,702	23,883	25,406
Accrued tenancy	44,316	42,710	45,555
Gift certificates and merchandise credits redeemable	36,795	45,605	39,634
Accrued expenses and other current liabilities	89,106	84,180	89,936

Total current liabilities	345,914	305,583	309,921
Deferred lease costs	204,050	217,614	228,113
Deferred income taxes	1,572	1,898	1,765
Other liabilities	21,343	18,832	8,431

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,476,328, 82,476,328 and 82,425,971 shares issued, respectively	561	561	560
Additional paid-in capital	768,083	791,852	786,462
Retained earnings	412,184	432,502	821,555
Accumulated other comprehensive loss	(6,964)	(7,702)	(3,824)

	1,173,864	1,217,213	1,604,753

Treasury stock, 23,743,659, 25,220,809 and 25,350,343 shares respectively, at cost	(770,122)	(800,701)	(801,721)

Total stockholders’ equity	403,742	416,512	803,032

Total liabilities and stockholders’ equity	$976,621	$960,439	$1,351,262